UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2015 (January 26, 2015)

THE GRILLED CHEESE TRUCK, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54070	27-3120288
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

151 North Nob Hill Road, Suite 321

Fort Lauderdale, FL 33324

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (949) 478-2571

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 26, 2015, Mr. Algie Hodges entered into an employment agreement with the Company (the “Employment Agreement”).

Pursuant to the Employment Agreement, Mr. Hodges will serve as the Chief Executive Officer of the Company. Mr. Hodges will be paid a salary of $300,000 per annum, plus other benefits including reimbursement for reasonable expenses, a car allowance and certain insurance coverage in accordance with the Company’s policies, for his role with the Company. Effective upon satisfactory completion of services for the first ninety (90) days of employment, and based upon certain goals and objectives agreed to with the Board of Directors, Mr. Hodges will also be entitled to an annual bonus of up to 100% of his annual base salary based on the Company. Further, upon completion of services for the first ninety (90) days of employment, the Company shall grant to Mr. Hodges 1,000,000 stock options to be issued under the Company’s 2013 Equity Plan. Such stock options shall vest over a period of three (3) years at a rate of 333,333 after completion of the first year of employment, 333,333 after completion of the second year of employment and 333,334 after the third year of employment. Each stock option shall be exercisable until the fifth (5th) anniversary of the date of grant at a price of $3.00 per share. The Employment Agreement has a term of three years and will automatically renew for successive one (1) year periods thereafter unless 3 months written notice is provided by either party. Aside from the Employment Agreement, Mr. Hodges has not been involved in any transaction with the Company that would require disclosure under Item 404(a) of the Regulation S-K.

The description of the Employment Agreement is qualified in its entirety by reference to the complete text of the Employment Agreement, which is filed as Exhibit 10.1 hereto.

In addition, and concurrently with entering into the Employment Agreement, Mr. Hodges was appointed to serve as a director on the Company’s Board of Directors.

Mr. Hodges, 57. Prior to joining our Company, Mr. Hodges served as Vice President of Operations at Smoothie King Franchise, Inc. from October 2013 to October 2014. From June 2013 until October 2013, Mr. Hodges was employed by Mapco Mart Express as the company’s Vice President of Food and Beverage. From September 2011 to December 2013, Mr. Hodges served as Vice President of Operations for Fazoli’s System Management, Inc. From January 2009 to January 2011, Mr. Hodges served as Region Vice President, Vice President Eastern Seaboard for Dunkin Brands, Inc.

Mr. Hodges is qualified to serve on out board as he brings over 35 years of operational expertise as a veteran executive with extensive experience in strategic planning, profit/loss accountability, marketing, sales growth, rapid unit growth, acquisitions, change management and business turn-arounds in the retail food service industry, quick service restaurants, fast casual restaurants and organizational growth to his new role.

As a result of appointing Mr. Hodges as Chief Executive Officer, Mr. Lee resigned as Interim Chief Executive Officer.

Item 8.01	Other Events.

On January 29, 2015, the Company issued a press release announcing the hiring of Algie Hodges as the Company’s Chief Executive Officer. A copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated January 26, 2015, by and between the Company and Algie Hodges.

99.1	Press Release dated January 29, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GRILLED CHEESE TRUCK, INC.

By:	/s/ Peter Goldstein
Peter Goldstein

Date:  January 29, 2015